Immediate Release
Contact: Patrick Nolan
248.754.0884

BORGWARNER REPORTS FIRST QUARTER 2019 U.S. GAAP NET EARNINGS OF $0.77 PER DILUTED SHARE, OR $1.00 PER DILUTED SHARE EXCLUDING NON-COMPARABLE ITEMS

MAINTAINS FULL YEAR ADJ. EPS GUIDANCE OF $4.00-$4.35

Auburn Hills, Michigan, April 25, 2019 – BorgWarner Inc. (NYSE: BWA) today reported first quarter results.

First Quarter Highlights:

•	U.S. GAAP net sales of $2,566 million, down 7.8% compared with first quarter 2018.

◦	Excluding the impact of foreign currencies, net sales were down 3.3% compared with first quarter 2018.

•	U.S. GAAP net earnings of $0.77 per diluted share.

◦	Excluding the $(0.22) per diluted share related to non-comparable items (detailed in the table below), adj. net earnings were $1.00 per diluted share.

•	U.S. GAAP operating income of $264 million, 10.3% of net sales.

◦
Excluding the $31 million of pretax expenses related to non-comparable items, adj. operating income was $295 million. Excluding the impact of non-comparable items, adj. operating income was 11.5% of net sales.

Full Year 2019 Guidance: The company has reaffirmed its 2019 full year guidance. Full year organic growth over the company's market is expected to be 250 to 400 basis points. Net sales are expected to be in the range of $9.90 billion to $10.37 billion. This implies year over year organic sales change of down 2.5% to up 2.0%. The company expects its market to decline in the range of 2.0% to 5.0% in 2019. Foreign currencies are expected to decrease sales by $280 million, primarily due to the depreciation of the Euro and Chinese Renminbi. The divestiture of the thermostat product line will decrease sales by approximately $98 million. Excluding the impact of non-comparable items, adj. operating margin is expected to be in the range of 11.9% to 12.2%. Excluding the impact of non-comparable items, adj. net earnings are expected to be within a range of $4.00 to $4.35 per diluted share. 2019 full year free cash flow is expected to be in the range of $550 million to $600 million.

Second Quarter 2019 Guidance: The company expects a second quarter 2019 organic net sales change in the range of down 2.5% to flat, compared with second quarter 2018 net sales of $2.69 billion. Foreign currencies are expected to decrease sales by $100 million. The divestiture of the thermostat product line will decrease sales by approximately $33 million. Excluding the impact of non-comparable items, adj. net earnings are expected to be within a range of $0.99 to $1.05 per diluted share.

Cost Restructuring Plan: Over the course of the next two years, the company plans to take several actions to reduce existing structural costs.  These actions are expected to result in restructuring costs in the $80 million to $100 million range through the end of 2020.  The resulting annual gross cost reduction is expected to be in the range of $40 million to $50 million by 2021.  The company plans to utilize these savings to sustain the company's overall operating margin profile as it simultaneously increases investment to support future growth in hybrid and electric propulsion.

The company believes the following table is useful in highlighting non-comparable items that impacted its U.S. GAAP net earnings per diluted share:

Net earnings per diluted share	First Three Months
	2019		2018

U.S. GAAP	$0.77		$1.07

Non-comparable items:
Restructuring expense	0.05		0.03
Merger, acquisition and divestiture expense	0.01		0.01
Officer stock awards modification	0.01		—
Loss on arbitration	0.07		—
Gain on commercial settlement	—		(0.01)
Tax adjustments	0.08		—

Non – U.S. GAAP	$1.00	*	$1.10
* Column does not add due to rounding

Financial Results: Net sales were $2,566 million in first quarter 2019, down 7.8% from $2,784 million in first quarter 2018. Net income in first quarter 2019 was $160 million, or $0.77 per diluted share, compared with $225 million, or $1.07 per diluted share in first quarter 2018. Adj. net income in first quarter 2019 included non-comparable items of ($0.22) per diluted share. Adj. net earnings in the first quarter 2018 included net non-comparable items of $(0.03) per diluted share. These items are listed in a table above, which is provided by the company for comparison with other results and the most directly comparable U.S. GAAP measures. The impact of foreign currencies decreased net sales by approximately $127 million and decreased net earnings by approximately $0.05 per diluted share in first quarter 2019 compared with first quarter 2018.

Net cash provided by operating activities was $40 million in first quarter 2019 compared with $35 million in first quarter 2018. Investments in capital expenditures, including tooling outlays, totaled $117 million in first quarter 2019, compared with $160 million in first quarter 2018. Balance sheet debt decreased $27 million and cash and restricted cash decreased by $222 million at the end of first quarter 2019 compared with the end of 2018. The company's net debt to net capital ratio was 26.6% at the end of first quarter 2019 compared with 24.0% at the end of 2018.

Engine Segment Results: Engine segment net sales were $1,598 million in first quarter 2019 compared with $1,716 million in first quarter 2018. Excluding the impact of foreign currencies, net sales were down 1.8% from the prior year's quarter. Adj. earnings before interest, income taxes and non-controlling interest ("Adj. EBIT") were $241 million in first quarter of 2019. Excluding the impact of foreign currencies, Adj. EBIT was $252 million, down 10.0% from first quarter of 2018.

Drivetrain Segment Results: Drivetrain segment net sales were $982 million in first quarter 2019 compared with $1,083 million in first quarter 2018. Excluding the impact of foreign currencies, net sales were down 5.6% from the prior year’s quarter. Adj. EBIT was $105 million in first quarter 2019. Excluding the impact of foreign currencies, Adj. EBIT was $109 million, down 9.9% from first quarter 2018.

Recent Highlights:

•
BorgWarner was named a 2019 PACE Awards Winner for Innovative Dual Volute Turbocharger. For the second year in a row, BorgWarner has been recognized as an Automotive News PACE (Premier Automotive Suppliers’ Contribution to Excellence) Awards winner, this year for its revolutionary dual volute turbocharger for gasoline engines. The new dual volute turbocharger was specifically engineered for gasoline engines in light-duty vehicles with aggressive transient response targets. The company’s new turbocharger delivers a noticeably quicker engine response time when accelerating from low speeds. General Motors is the first OEM to put this innovative technology in a production vehicle, the 2019 Chevy Silverado 1500 and 2019 GMC Sierra 1500 pickup truck models powered by GM’s 2.7-liter four-cylinder turbocharged engine.

•
BorgWarner’s reputation as a leading supplier of hybrid vehicle systems was further strengthened by the news that a major European commercial vehicle manufacturer has chosen the company’s proven High Voltage Hairpin (HVH) 410 electric motor for a plug-in hybrid electric truck (PHEV) to be launched in 2019. The electric motor is a key component in a range of vehicles including urban and night-time delivery trucks and waste handling vehicles. Generating 130 kW (174 hp) of power and 1,050 Nm of torque, the HVH motor will work in parallel with an inline five-cylinder engine that runs on hydro treated vegetable oil (HVO) or diesel. The HVH motor will also regeneratively charge the battery pack during braking or downhill coasting.

•
BorgWarner’s EGR Technology Enables NOX Reductions for a Variety of Hyundai Motor Group’s Engines. BorgWarner provides the Hyundai Motor Group with exhaust gas recirculation (EGR) valves that reduce nitrogen oxide (NOX) and carbon monoxide (CO). In addition, the company’s technology contributes to improved fuel efficiency of up to 2.5% and features cost-effective design. BorgWarner is producing this clean and efficient technology solution locally in Korea for the first time. The technology is currently suitable for three of the automaker’s engines, including the Gamma II (1.6 liter), Nu Imp. (1.8 and 2.0 liter) and Theta III (2.5 liter).

•
BorgWarner was named one of Barron’s 100 Most Sustainable U.S. Companies. BorgWarner has been named one of Barron’s 100 Most Sustainable U.S. Companies after a research team conducted a thorough review and ranked large, publicly-held companies based on 200 key indicators and nearly 30 issues related to environmental, social and corporate governance. BorgWarner is one of just a few automotive companies to receive this honor.

•
BorgWarner formed Cascadia Motion LLC to acquire assets and merge the operations of two Oregon-based businesses – Rinehart Motion Systems LLC and AM Racing Inc., in February 2019. Recognizing that the demand for electric and hybrid propulsion systems is growing rapidly and goes beyond mainstream passenger and commercial vehicles,

Cascadia Motion will focus on electric and hybrid propulsion solutions for niche and emerging applications. Cascadia Motion LLC will expand the company’s ability to support a wide variety of customers with small scale projects, specialty products, and low volume manufacturing needs. In addition, BorgWarner’s global production facilities can be utilized as Cascadia Motion customers grow to require high-volume production.

At 9:30 a.m. ET today, a brief conference call concerning first quarter 2019 results will be webcast at: http://www.borgwarner.com/en/Investors/default.aspx.

BorgWarner Inc. (NYSE: BWA) is a global product leader in clean and efficient technology solutions for combustion, hybrid and electric vehicles. With manufacturing and technical facilities in 68 locations in 19 countries, the company employs approximately 30,000 worldwide. For more information, please visit borgwarner.com.

# # #

Statements in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current outlook, expectations, estimates and projections. Words such as “anticipates,” “believes,” “continues,” “could,” “designed,” “effect,” “estimates,” “evaluates,” “expects,” “forecasts,” “goal,” “guidance,” “initiative,” “intends,” “may,” “outlook,” “plans,” “potential,” “predicts,” “project,” “pursue,” “seek,” “should,” “target,” “when,” “will,” “would,” variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements. These risks and uncertainties, among others, include: our dependence on automotive and truck production, both of which are highly cyclical; our reliance on major OEM customers; commodities availability and pricing; supply disruptions; fluctuations in interest rates and foreign currency exchange rates; availability of credit; our dependence on key management; our dependence on information systems; the uncertainty of the global economic environment; the outcome of existing or any future legal proceedings, including litigation with respect to various claims; and future changes in laws and regulations, including, by way of example, tariffs, in the countries in which we operate, as well as other risks noted in reports that we file with the Securities and Exchange Commission, including the Risk Factors identified in our most recently filed Annual Report on Form 10-K. We do not undertake any obligation to update or announce publicly any updates to or revision to any of the forward-looking statements.

BorgWarner Inc.
Condensed Consolidated Statements of Operations (Unaudited)
(millions, except per share amounts)
	Three Months Ended March 31,
	2019	2018
Net sales	$2,566	$2,784
Cost of sales	2,047	2,193
Gross profit	519	591

Selling, general and administrative expenses	226	253
Other expense, net	29	5
Operating income	264	333

Equity in affiliates’ earnings, net of tax	(9)	(10)
Interest income	(3)	(2)
Interest expense	14	16
Other postretirement income	—	(3)
Earnings before income taxes and noncontrolling interest	262	332

Provision for income taxes	91	95
Net earnings	171	237

Net earnings attributable to the noncontrolling interest, net of tax	11	12
Net earnings attributable to BorgWarner Inc.	$160	$225

Earnings per share — diluted	$0.77	$1.07

Weighted average shares outstanding — diluted	207.1	210.8

Supplemental Information (Unaudited)
(millions of dollars)
	Three Months Ended March 31,
	2019	2018
Capital expenditures, including tooling outlays	$117	$160

Depreciation and amortization	$107	$109

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2019	2018
Engine	$1,598	$1,716
Drivetrain	982	1,083
Inter-segment eliminations	(14)	(15)
Net sales	$2,566	$2,784

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adj. EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2019	2018
Engine	$241	$280
Drivetrain	105	121
Adj. EBIT	346	401
Restructuring expense	14	8
Merger, acquisition and divestiture expense	1	2
Other expense (income)	14	(5)
Officer stock awards modification	2	—
Other postretirement income	—	(3)
Corporate, including equity in affiliates' earnings and stock-based compensation	42	53
Interest income	(3)	(2)
Interest expense	14	16
Earnings before income taxes and noncontrolling interest	262	332
Provision for income taxes	91	95
Net earnings	171	237
Net earnings attributable to the noncontrolling interest, net of tax	11	12
Net earnings attributable to BorgWarner Inc.	$160	$225

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	March 31, 2019	December 31, 2018
Assets

Cash	$494	$739
Restricted cash	23	—
Receivables, net	2,065	1,988
Inventories, net	807	781
Prepayments and other current assets	280	250
Assets held for sale	50	47
Total current assets	3,719	3,805

Property, plant and equipment, net	2,895	2,904
Other non-current assets	3,490	3,386
Total assets	$10,104	$10,095

Liabilities and Equity

Notes payable and other short-term debt	$164	$173
Accounts payable and accrued expenses	2,056	2,144
Income taxes payable	57	59
Liabilities held for sale	22	23
Total current liabilities	2,299	2,399

Long-term debt	1,923	1,941
Other non-current liabilities	1,497	1,410

Total BorgWarner Inc. stockholders’ equity	4,274	4,226
Noncontrolling interest	111	119
Total equity	4,385	4,345
Total liabilities and equity	$10,104	$10,095

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2019	2018
Operating
Net earnings	$171	$237
Depreciation and amortization	107	109
Stock-based compensation expense	8	15
Restructuring expense, net of cash paid	7	7
Deferred income tax (benefit) provision	(2)	8
Tax reform adjustments to provision for income taxes	22	—
Equity in affiliates’ earnings, net of dividends received, and other	6	(11)
Net earnings adjusted for non-cash charges to operations	319	365
Changes in assets and liabilities	(279)	(330)
Net cash provided by operating activities	40	35

Investing
Capital expenditures, including tooling outlays	(117)	(160)
Payments for business acquired	(10)	—
Proceeds from sale of business	23	—
Proceeds from asset disposals and other	1	—
Payments for venture capital investment	(1)	(1)
Net cash used in investing activities	(104)	(161)

Financing
Net increase in notes payable	—	118
Additions to long-term debt, net of debt issuance costs	11	12
Repayments of long-term debt, including current portion	(26)	(10)
Payments for purchase of treasury stock	(67)	(55)
Payments for stock-based compensation items	(14)	(14)
Dividends paid to BorgWarner stockholders	(35)	(36)
Dividends paid to noncontrolling stockholders	(22)	(18)
Net cash used in financing activities	(153)	(3)

Effect of exchange rate changes on cash	(5)	(6)

Net decrease in cash	(222)	(135)

Cash and restricted cash at beginning of year	739	545
Cash and restricted cash at end of period	$517	$410

Net Earnings Per Diluted Share Guidance Reconciliation

	Q2 2019		Full-Year 2019
	Low	High	Low	High

U.S. GAAP	$0.91	$1.05	$3.59	$4.13

Non-comparable items:
Restructuring expense	0.08		0.24	0.05
Merger, acquisition and divestiture expense			0.01	0.01
Officer stock awards modification			0.01	0.01
Loss on arbitration			0.07	0.07
Tax adjustments			0.08	0.08

Non – U.S. GAAP EPS Guidance	$0.99	$1.05	$4.00	$4.35

Free Cash Flow Outlook Reconciliation
	Full-Year 2019
	Low	High
Free Cash Flow:
Cash Provided By Operating Activities	$1,125	$1,225
Capital Expenditures	(575)	(625)
Free Cash Flow	$550	$600

Key Definitions
Organic Revenue Change: Revenue change year over year excluding the estimated impact of FX and net M&A.

Market: The estimated change in light vehicle production weighted for BorgWarner's geographic exposure.

Outgrowth: BorgWarner's "Organic Revenue Change" vs. "Market".